Exhibit 99.1

FOR
IMMEDIATE
RELEASE

1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

ANNOUNCES EARNINGS

Harrison, Arkansas — July 29, 2009 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”) announced today that for the second quarter of 2009 the Corporation recorded a net loss of $937,000 compared to net income of $1.0 million during the second quarter of 2008.  The decrease in net income was primarily due to an increase in the provision for loan losses and increases in real estate owned expenses (“REO”) and FDIC insurance premiums.  The Company’s net loss available to common shareholders was $0.24 per common share for the second quarter of 2009 compared to net income of $0.21 per common share for the second quarter of 2008.  Book value or stockholders’ equity per common share at June 30, 2009, was $14.58.

Larry J. Brandt, Chief Executive Officer for the Corporation said, “The downturn in the housing and real estate market in Northwest Arkansas continued to have a negative impact on our performance for the second quarter of 2009.   As a result of this downturn, we have written down our non-performing loans and significantly increased our loan loss allowance by $2.4 million during this quarter.   Our FDIC deposit insurance premium, which also includes the federally mandated special assessment, substantially increased to almost $700,000 for this quarter as compared to approximately $100,000 for this same quarter last year.  Consequently, we have reported a loss of approximately $900,000 for the second quarter of 2009.”

“This continues to be the toughest banking environment that I have faced in my 36 years in banking.  We have made further reductions in our non-real estate operating expenses during this quarter and our cost of funds continues to decrease with a large volume of maturing certificates of deposit renewing at a lower interest rate.  The majority of our non-performing loans and real estate owned continue to be centered in Benton and Washington counties where an oversupply of homes and building lots continues to exist.  Fortunately, we are located in a very solid market area in Northwest Arkansas and this area was most recently recognized by Forbes magazine as the #2 market area to lead the United States when the full economic recovery begins.   Like Forbes, we are “bullish” on our market area which is the corporate headquarters for Wal-Mart, Tyson Foods, FedEx Freight, and J.B. Hunt.  Our relatively low unemployment rate and continued population growth are also very positive attributes for the area’s economy.  Finally, our Bank’s $30 plus million of excess risk based capital is a significant indicator of our strength and capacity to weather this economic downturn.”

“Our Bank was recognized in June as the Best Employer of the Year by the Arkansas Business and Professional Women.  This is an honor we take great pride in and recognizes our Bank for its commitment to our core values of Integrity, Commitment, Excellence, Teamwork, Innovation and Professionalism.”

Total assets at June 30, 2009 amounted to $786.7 million, total liabilities were $699.9 million and stockholders’ equity totaled $86.8 million or 11.0% of total assets.  This compares with total assets of $795.2 million, total liabilities of $722.1 million and stockholders’ equity of $73.1 million or 9.2% of total assets at December 31, 2008.  At June 30, 2009 compared to December 31, 2008,  investment securities held to maturity increased $5.3 million or 3.9% and real estate owned, net (“REO”) increased by $1.1 million or 4.9%.  Net loans receivable decreased $16.3 million or 2.9%, primarily due to repayments, transfers to REO as well as a decrease in loan originations and an increase in the allowance for loan losses.  The decrease in net loans receivable and the increase in REO are related to the oversupply of lots and homes in the Northwest Arkansas market and the general slowdown in the housing market and the economy in general.  The $22.2 million or 3.1% decrease in total liabilities was primarily due to a decrease of $18.4 million or 20.0% in other borrowings.  Funds generated from investment calls, loan repayments, deposits and issuance of preferred stock were primarily utilized to purchase investment securities and pay down borrowings.  Stockholders’ equity increased by $13.7 million during the six month period ended June 30, 2009, primarily due to the issuance of $16.5 million of preferred stock and warrants to the U.S. Treasury through the Capital Purchase Program.  The Bank exceeds all regulatory capital requirements and is considered to be well-capitalized.

Nonperforming assets amounted to $79.8 million or 10.1% of total assets at June 30, 2009, compared to $56.8 million or 7.1% of total assets at December 31, 2008.  The increase in nonperforming assets is the result of three relationships with nonaccrual loans totaling $23.3 million. At June 30, 2009, nonperforming assets consisted primarily of $54.8 million of nonaccrual loans and $23.5 million in real estate owned.  The level of nonaccrual loans and REO is due primarily to land development loans, land loans, single-family loans and commercial real estate loans, reflecting the general slowdown in housing and the oversupply of lots and speculative homes in the Bank’s Northwest Arkansas market.  The allowance for loan losses amounted to $11.9 million at June 30, 2009 or 2.1% of total loans compared to $6.4 million or 1.1% of total loans at December 31, 2008.

Net interest income, the primary component of net income, decreased from $5.8 million for the three months ended June 30, 2008 to $5.1 million for the three months ended June 30, 2009. Net interest income was $9.8 million for the six months ended June 30, 2009 as compared to $10.9 million for the six months ended June 30, 2008.  Net interest margin for the three months and six months ended June 30, 2009 was 2.86% and 2.75%, respectively, compared to 3.15% and 2.97%, respectively, for the same periods in 2008.  The decrease in net interest income was primarily due to decreases in the average balance of and yield earned on loans receivable in addition to the increase in nonaccrual loans, offset by a decrease in rates paid on deposits and borrowings.

The provision for loan losses increased $1.5 million to $2.4 million for the three month period ended June 30, 2009 compared to $971,000 for the three month period ended June 30, 2008 and increased $3.5 million to $6.0 million for the six month period ended June 30, 2009 compared to $2.5 million for the six month period ended June 30, 2008.  The increase in the provision for loan losses was primarily due to increases in estimated loss rates, the level of nonaccruing loans, and an increase in specific loan loss allowances, offset by a decrease in loan balances.

Noninterest income decreased $1.3 million or 24.9% to $3.9 million for the six month period ended June 30, 2009 compared to $5.3 million for the six months ended June 30, 2008.  Such decrease was primarily due to a $1.2 million decrease in earnings on life insurance policies due to a death benefit claim in the first quarter of 2008.

Noninterest expenses increased $908,000 or 16.1% to $6.6 million for the three months ended June 30, 2009 compared to $5.6 million for the same period in 2008 and increased $686,000 or 5.9% to $12.4 million for the six months ended June 30, 2009 compared to $11.7 million for the same period in 2008.  The increases in the three and six month comparative periods were mainly due to an increase in REO expense and FDIC insurance expense offset by decreases in salaries and employee benefits.  In 2009, the FDIC increased insurance premium rates and, in the second quarter, imposed a five basis point special assessment on all insured depository institutions based on assets minus Tier 1 capital as of June 30, 2009.  The Bank recorded a charge of approximately $350,000 for the special assessment.

The increase in the income tax benefit was primarily due to the net taxable loss position for the quarter and year ended June 30, 2009.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 20 full-service branch locations, one stand-alone loan production office, and 31 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

Forward-looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in laws and regulations applicable to the Corporation and the Bank, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions,  and such other risks and uncertainties as set forth in the Corporation’s filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands of dollars)

(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS

Cash and cash equivalents	$10,541	$9,367
Investment securities held to maturity	141,688	136,412
Federal Home Loan Bank stock	3,656	4,825
Loans receivable, net of allowances	551,846	568,123
Accrued interest receivable	5,324	6,701
Real estate acquired in settlement of loans, net	23,473	22,385
Office properties and equipment, net	24,151	24,694
Cash surrender value of life insurance	20,810	20,412
Prepaid expenses and other assets	5,208	2,253
TOTAL ASSETS	$786,697	$795,172

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits	$620,180	$618,003
Other borrowings	73,783	92,212
Advance payments by borrowers for taxes and insurance	410	810
Other liabilities	5,506	11,030
Total liabilities	699,879	722,055

TOTAL STOCKHOLDERS’ EQUITY	86,818	73,117
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$786,697	$795,172

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RELATED SELECTED OPERATING DATA

(In thousands of dollars, except earnings per share)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Interest income	$9,193	$11,467	$18,316	$23,003
Interest expense	4,060	5,658	8,485	12,129
Net interest income	5,133	5,809	9,831	10,874
Provision for loan losses	2,445	971	5,966	2,499
Net interest income after provision for loan losses	2,688	4,838	3,865	8,375
Noninterest income	2,039	2,048	3,946	5,253
Noninterest expenses	6,556	5,648	12,406	11,720
Income (loss) before income taxes	(1,829)	1,238	(4,595)	1,908
Income tax provision (benefit)	(892)	229	(2,156)	(188)
Net income (loss)	(937)	1,009	(2,439)	2,096
Preferred stock dividends and discount accretion	222	—	284	—
Net income (loss) available to common shareholders	$(1,159)	$1,009	$(2,723)	$2,096

Earnings (Loss) Per Common Share:

Basic	$(0.24)	$0.21	$(0.56)	$0.43

Diluted	$(0.24)	$0.21	$(0.56)	$0.43

Cash Dividends Declared	$0.01	$0.16	$0.02	$0.32

Selected Operating Data (Annualized):
Interest rate spread	2.79%	3.14%	2.71%	2.94%
Net interest margin	2.86%	3.15%	2.75%	2.97%
Return on average assets	(0.47)%	0.49%	(0.61)%	0.52%
Noninterest income to average assets	1.02%	1.00%	0.99%	1.30%
Noninterest expenses to average assets	3.29%	2.77%	3.12%	2.90%
Return on average equity	(4.24)%	5.43%	(5.86)%	5.65%